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                                                                Exhibit 22(h)(6)

                      AMENDED EXPENSE LIMITATION AGREEMENT


     Agreement dated as of the 7th day of May, 2003 as amended and restated the 12th day of February, 2004 and the 14th day of February, 2005 by and between The Oberweis Funds (the "Fund"), a Massachusetts business trust, on behalf of each of its portfolios, the Oberweis Micro-Cap Portfolio, Oberweis Emerging Growth Portfolio and Oberweis Mid-Cap Portfolio (each a "Portfolio" and collectively, the "Portfolios") and Oberweis Asset Management, Inc., an Illinois corporation (the "Manager").


     WHEREAS, the Fund has entered into a management agreement with respect to the Portfolios with the Manager; and

     WHEREAS, the Fund and the Manager wish to agree to certain expense limitations with respect to the Portfolios;

     NOW, THEREFORE, in consideration of the promises and covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree:


     1.  For the period September 30, 2003 through April 30, 2006:


         In the event the operating expenses of a Portfolio on an accrual basis, including all investment advisory, management and administrative fees, for any fiscal year of the Fund during which the management agreement is in effect exceed the following amounts expressed as a percentage of the Portfolio's average daily net assets:

                 2.0% of the first $25,000,000; plus
                 1.8% of the next $25,000,000; plus
                 1.6% average daily net assets in excess of $50,000,000,

         the Manager shall reimburse the Fund for 100% of such excess; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions, and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund; provided further, however that fees and expenses relating to meetings of the Fund's shareholders and related proxy solicitation shall not be deemed to be extraordinary. Such reimbursement, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expenses and average net assets computed through the last business day of the month. As of the end of the Fund's fiscal year, however, the aggregate amount of reimbursements, if any, by the Manager to the Fund in excess of the amount necessary to limit the operating expenses on an annual basis to said expense

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         limitation shall be refunded to the Manager. If this Agreement is in effect during only part of a fiscal year, the expenses of the Fund during such part of the year shall be annualized for purposes of applying the foregoing expense limitation. The expense limitation guarantee shall be allocated to each Portfolio upon a reimbursement based upon the relative average daily net assets of each such Portfolio.

         Notwithstanding anything in the foregoing to the contrary, Manager shall not be obligated to reimburse the Fund in an amount exceeding the aggregate of its fee plus any fee paid to Manager for investment advisory services for the period, except to the extent required by applicable law.

     2. The terms of the management agreement are not otherwise affected, modified or terminated by this Agreement.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed by their duly authorized officers as the day and year first above written.

THE OBERWEIS FUNDS                               OBERWEIS ASSET MANAGEMENT, INC.


 /s/ James W. Oberweis                            /s/ Patrick B. Joyce
_______________________________                  _______________________________
By: James W. Oberweis                             By: Patrick B. Joyce



 /s/ Martin L. Yokosawa                            /s/ Martin L. Yokosawa
_______________________________                  _______________________________
Attest:                                          Attest:

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